UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 22nd, 2016

CANNABICS PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Nevada	333-192759	20-3373669
(State of incorporation)	(Commission File Number)	(IRS Employer No.)

#3 Bethesda Metro Center

Suite 700

Bethesda, Md 20814

(Address of principal executive offices and Zip Code)

877 424-2429

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01         Entry into a Material Definitive Agreement

On October 7th, 2015, Cannabics Pharmaceuticals Inc. (the “Issuer”) executed an Intellectual Property & Subsidiary Assignment and an Assignment & Assumption of Debt & Liabilities Agreement with Cannabics, Inc., a Delaware Corporation, related party, and majority holder of the Issuer, as noted in the 8-K of that date. Said Agreements were executed as part of a restructuring of the Company, whereby the Research and Development components were made separate from the Issuer’s continuing business operations.

On February 17, 2016, the Issuer entered into an Engagement Letter with a licensed Financial Investment Firm in Tel Aviv, Israel. As part of that Agreement, the firm shall use its best efforts to invest funds into the company, and as part of that contract, a central condition was the return of the previously removed High Throughput Screening IP and the Israel Subsidiary Grin Ultra, Ltd., per the 8-K as noted above.

As such, and as condition to said Agreement, on February 22nd, 2016, the Company and Cannabics Inc., a Delaware Corporation, related party, and majority holder of the Issuer did execute a Rescission Agreement, wholly rescinding the previous Agreements noted supra. As such, all Intellectual Property, provisional patents, assigned Debts and the Company’s Subsidiary “Grin Ultra Ltd.” are now reincorporated as part of the company.

ITEM 9.01 EXHIBITS

99.1	Rescission Agreement
99.2	Board of Directors Resolution, Cannabics Pharmaceuticals, Inc.
99.3	Board of Directors Resolution, Cannabics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22nd, 2016

Cannabics Pharmaceuticals Inc.

By: /s/ Itamar Borochov
Itamar Borochov, Director, CEO